Exhibit 99.1

NXT-ID, Inc. Releases Preliminary Results for the Six Months and Quarter Ended June 30, 2017

MELBOURNE, Florida, July 31, 2017 -NXT-ID, Inc. (NASDAQ: NXTD) (“NXT-ID” or the “Company”), a security technology company, announces selected preliminary results for the Six Months and Quarter Ended June 30, 2017.

Second Quarter and Six Month Highlights:

●	Revenue for the first six months of 2017 was approximately $14.3 million compared to $80,795 for the same period in previous year.

●	Revenue for Q2 2017 was approximately $7.6 million compared to $38,493 for the same period in previous year and approximately $6.7 million for Q1 2017.

●	Gross profit for the first six months of 2017 was approximately $7.3 million compared to a gross loss of $(58,374) for the same period in previous year.

●	Gross profit for Q2 2017 was approximately $3.8 million compared to a gross loss of $(25,251) in Q2 2017 and a gross profit of $3.5 million for Q1 2017.

●	Operating expenses were approximately $5.5 million for the first six months of 2017 compared to $4.6 million for the same period in previous year.

●	Operating expenses were approximately $3.0 million in Q2 2017 compared to $2.3 million in Q2 2016. Operating expenses were approximately $2.5 million in Q1 2017.

●	Operating income for the first six months of 2017 was approximately $1.8 million compared to an operating loss of $(4.6) million for the same period in previous year.

●	Operating income for Q2 2017 was approximately $0.7 million compared to an operating loss of $(2.3) million in Q2 2016. The operating income in Q1 2017 was approximately $1.1 million.

“Our second quarter results for 2017 show continued growth following the significant progress we reported in Q1 2017,” said Gino Pereira, Chief Executive Officer of NXT-ID. “LogicMark continues to perform strongly and flye card deliveries to World Ventures continued at a strong pace as they have increased their distribution of the flye card. Revenues from Q2 included minimal revenues from FitPay and we anticipate that consistent revenues from FitPay will commence in Q4 2017. Expenses for the six months and Q2 2017 increased due to increased overhead from the FitPay acquisition. After a successful first half of 2017 we are looking forward to the rest of the year with continued growth from our existing business and new capabilities from FitPay coming to market”.

Preliminary Results

The results provided in this press release are preliminary and subject to completion of NXT-ID’s financial statements for the quarter and six months ended June 30, 2017 in conjunction with the Company’s Form 10-Q filing for the same period, and therefore they are subject to change.  NXT-ID intends to report final results for the quarter and six months ended June 30, 2017 on or about August 15, 2017, after market close.

About NXT- ID, Inc.

NXT-ID, Inc. (NASDAQ: NXTD) provides a comprehensive platform of technology products and services that enable the Internet of Things (IoT). With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, NXT-ID develops and markets groundbreaking solutions for payment and IoT applications. Its industry-leading technology products and solutions include MobileBio®, a suite of biometric solutions that secure consumers’ mobile platforms, the Wocket™, a next-generation smart wallet and the Flye, a digital credit card developed in collaboration with WorldVentures.

NXT-ID includes three mobile and IoT-related subsidiaries: LogicMark, LLC, a manufacturer and distributor of non-monitored and monitored personal emergency response systems (“PERS”) sold through dealers/distributors and the United States Department of Veterans Affairs; Fit Pay, Inc., a proprietary technology platform that delivers end-to-end solutions to device manufacturers for contactless payment capabilities, credential management, authentication and other secure services within the IoT ecosystem, and 3D-ID LLC, which is engaged in biometric identification and authentication. Learn more about NXT-ID at www.nxt-id.com.

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

NXT-ID Inc. Contact:

Corporate info: info@nxt-id.com

Media:

Chris Orlando

chris.orlando@nxt-id.com

D. Van Zant

+1-800-665-0411

press@nxt-id.com